Putnam Diversified Income Trust, March 31, 2016, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 43,010
Class B		  1,442
Class C   	 19,665
Class M		  3,846

72DD2 (000s omitted)

Class R		    101
Class R5	      0
Class R6	    284
Class Y		 47,281

73A1

Class A	    	   .180
Class B	    	   .155
Class C	    	   .155
Class M 	   .174

73A2

Class R	    	   .174
Class R5	   .128
Class R6 	   .192
Class Y	    	   .188

74U1	(000s omitted)

Class A	        215,694
Class B	          8,892
Class C	        115,570
Class M	         21,260

74U2	(000s omitted)

Class R		    563
Class R6	  1,531
Class Y	        186,269

74V1

Class A		   6.63
Class B		   6.57
Class C		   6.52
Class M		   6.52

74V2

Class R		   6.56
Class R6	   6.57
Class Y		   6.56


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.